Exhibit 99.4

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the proxy statement/prospectus included in this Registration Statement on Form S-4 of Stifel Financial Corp. (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is named to become a director of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger dated as of November 5, 2012 among the Company, SFKBW One, Inc., SFKBW Two, LLC and KBW, Inc.), and to the filing of this consent as an exhibit to this Registration Statement.

Date: November 26, 2012

By:	/s/ Thomas B. Michaud
Thomas B. Michaud